Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286530

PROSPECTUS SUPPLEMENT

Dated August 28, 2025

(To Prospectus Dated May 12, 2025)

CALIBERCOS INC.

13,475,412 Shares of Class A Common Stock

This prospectus supplement (the “Sticker Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our Prospectus filed with the SEC dated May 12, 2025 (the “Prospectus”), related to the offer and resale of up to an aggregate of 13,475,412 shares of Class A common stock, par value $0.001 per share held by Selling Shareholders set forth under the title “Selling Shareholders”.

This Sticker Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus.

Our shares of common stock are quoted on the NASDAQ Capital Market under the symbol “CWD.” On August 27, 2025, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.68 per share.

The information contained in this Sticker Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Sticker Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus, and any amendments or supplements carefully before you make an investment decision.

Investing in our securities involves risks. See “Risk Factors” beginning on page 7 of the Prospectus and in documents incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Sticker Supplement, or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in or incorporated by reference into this Sticker Supplement and the Prospectus. This Sticker Supplement and the Prospectus and documents incorporated therein by reference contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and in documents incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Sticker Supplement and the Prospectus.

AMENDED USE OF PROCEEDS

On May 12, 2025 we filed a Prospectus in accordance with Rule 424(b)(5) of the Securities Act of 1933, as amended. This Sticker Supplement is being filed to revise the Use of Proceeds section to provide that the proceeds we receive may be used for the acquisition of digital assets, starting with LINK, and for working capital and general corporate purposes with respect to our existing core operating business.

The date of this Sticker Supplement to Prospectus is August 28, 2025.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Class A common stock, although we will receive the exercise price of the Warrants if not exercised by the Selling Stockholders on a cashless exercise basis. We may receive up to $25 million in gross proceeds from the shares of Class A common stock that we may sell to Mast Hill pursuant to the Equity Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of Class A common stock that we choose to sell, our ability to meet the conditions set forth in the Equity Purchase Agreement, market conditions and the price of shares of Class A common stock, among other factors. Any proceeds received by us from the shares of Class A common stock to Mast Hill under the Equity Purchase Agreement and from the exercise of the Warrants will be used for the acquisition of digital assets, starting with LINK, and the balance for working capital and general corporate purposes with respect to our existing core operating business. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.